2003-04

SASKATCHEWAN

3rd Quarter Financial Report

Budget Update

SASKATCHEWAN
The Hon. Harry Van Mulligen
Minister of Finance

Financial
      OVERVIEW

To the end of the third quarter of 2003-04, the General Revenue Fund (GRF) balance before Fiscal Stabilization Fund (FSF) transfer is forecast to be down $70.9 million from Budget. The FSF transfer is up $70.9 million, yielding a balanced budget.

Total revenue is forecast to be $6,304.9 million, up $76.9 million from Budget.

Revenue Reconciliation (in millions of dollars)
Budget Estimate	6,228.0

Oil	+232.8
Natural Gas	+78.9
Potash	-54.0
Equalization	-165.0
Other Net Changes	-15.8
Total Change	+76.9

3rd Quarter Forecast	6,304.9

Operating spending is forecast to be $6,148.4 million, up $177.8 million from Budget.

Operating Spending Reconciliation (in millions of dollars)
Budget Estimate	5,970.6

Agriculture	+130.6
Environment	+40.5
Other Net Changes	+6.7
Total Change	+177.8

3rd Quarter Forecast	6,148.4

Interest costs are forecast to be $620.0 million, down $30.0 million from Budget.

The Fiscal Stabilization Fund balance is forecast to be $192.7 million. This forecast reflects the $577.0 million FSF balance at the end of 2002-03 being reduced by the 3rd Quarter forecast drawdown of $463.6 million and being increased by $79.3 million in relation to the 2003 First Ministers’ Accord on Health Renewal.

Government debt is forecast to be $8,178.7 million, down $217.0 million from Budget.

2003-04 Financial Summary
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(in Millions of Dollars)
Revenue	$6,228.0	$6,254.6	$6,304.9	$76.9	$50.3
Operating Expenditure	5,970.6	6,101.7	6,148.4	177.8	46.7
Operating Surplus	257.4	152.9	156.5	(100.9)	3.6
Interest Costs	650.0	630.0	620.0	(30.0)	(10.0)
Balance before FSF Transfer	(392.6)	(477.1)	(463.5)	(70.9)	13.6
FSF Transfer	392.7	477.2	463.6	70.9	(13.6)
Surplus	$0.1	$0.1	$0.1	$0.0	$0.0

Revenue
      UPDATE

At the third quarter, provincial revenue is forecast to be up $76.9 million from the 2003-04 Budget estimate.

Revenue Reconciliation (in millions of dollars)
Budget Estimate	6,228.0

Own-Source Revenue Changes
Oil	+232.8
Natural Gas	+78.9
Potash	-54.0
Other Net Changes	+15.9
Total Own-Source Change	+273.6

Federal Transfer Changes
Equalization	-165.0
CHST	-42.5
Other Net Changes	+10.8
Total Federal Transfer Change	-196.7

Total Change	+76.9

3rdQuarter Forecast	6,304.9

Own-source revenue is forecast to be up $273.6 million from Budget, primarily reflecting increased non-renewable resource revenue.

Oil revenue is forecast to be up $232.8 million from Budget. The increase is primarily due to higher world oil prices. The average price of West Texas Intermediate (WTI) oil for 2003-04 is currently forecast to be US$29.82 per barrel versus the Budget estimate of US$24.00 per barrel. The revenue increase is partially offset by a higher exchange rate assumption, currently forecast at $0.7354 US/CDN, an increase from the Budget estimate of $0.6850 US/CDN, and a larger light-heavy differential. Revenue from the sale of petroleum and natural gas leases is forecast to be up $71.9 million from Budget.

Natural gas revenue is forecast to be up $78.9 million from Budget. The increase reflects higher natural gas prices, drilling forecasts and production.

Potash revenue is forecast to be down $54.0 million from Budget. The decrease reflects the appreciation of the Canadian dollar relative to the US dollar, higher costs of production, higher freight rates and the introduction of the new potash tax measures.

Transfers from the federal government are forecast to be down $196.7 million from Budget. The decrease primarily reflects lower Equalization payments and a lower Canada Health and Social Transfer (CHST).

Equalization is forecast to be down $165.0 million from Budget. The decrease is primarily due to revised population estimates resulting from the 2001 Census and higher oil and natural gas revenue in 2003-04.

CHST is forecast to be down $42.5 million from Budget. The decrease is primarily due to revised population estimates resulting from the 2001 Census.

Expenditure
      UPDATE

At the third quarter, provincial expenditure is forecast to be up $147.8 million from the 2003-04 Budget estimate.

Expenditure Reconciliation (in millions of dollars)
Budget Estimate	6,620.6

Operating Expenditure Changes
Agriculture	+130.6
Environment	+40.5
Chief Electoral Officer	+7.0
Culture, Youth and Recrreation	+6.6
Health	-4.5
Industry and Resources	-3.9
Other Net Changes	+1.5
Total Operation Change	+177.8

Interest on the Public Debt	-30.0

Total Change	+147.8

3rd Quarter Forecast	6,768.4

Operating expenditure is projected to be above Budget in 10 of the 26 votes. The largest increases are in five areas.

  Agriculture, Food and Rural Revitalization is projected to be $130.6 million above Budget, largely reflecting the accrual of 2003 payments under the CAIS program, BSE programs, and a partial offset from delayed Agricultural Policy Framework initiatives.

  Environment is projected to be $40.5 million above Budget due mainly to higher forest fire management costs.

  Chief Electoral Officer is projected to be $7.0 million above Budget largely due to the general election.

  Culture, Youth and Recreation is projected to be $6.6 million above Budget due mainly to higher estimates of film employment tax credits.

  Teachers' Pensions and Benefits is projected to be $5.0 million above Budget due to higher contributions to the Teachers' Superannuation Plan.

Operating expenditure is projected to be below Budget in 10 of the 26 votes. The largest decreases are in two areas.

  Health is projected to be $4.5 million below Budget, reflecting deferred investments in health reform initiatives, partially offset by utilization and rate increases for out-of-province services.

  Industry and Resources is projected to be $3.9 million below Budget, reflecting delays in the ethanol rebate and economic partnership agreements.

The remaining six votes are on Budget.

Interest costs are forecast to be down $30.0 million from Budget due to a strengthening Canadian dollar and lower borrowing costs.

Debt
      UPDATE

The debt of the General Revenue Fund consists of:

  Gross Debt - the amount of money owed to lenders; plus,

  Guaranteed Debt - the debt of the Crown corporations and others that the Province has promised to repay if they are unable to do so; less,

  Sinking Funds - the amount of money which has been set aside for the repayment of debt.

The Province borrows for government and Crown corporations. Crown corporations are responsible for the principal and interest payments on their debt. Crown corporation debt is incurred in the normal course of business, primarily for investment in infrastructure and business development initiatives, which provide revenue streams to service the debt.

Total debt is forecast to be $11.9 billion at March 31, 2004. This is a decrease of $206.1 million from the 2003-04 Budget estimate, but $16.9 million higher than projected in the Mid-Year Report.

Government debt is forecast to be $8.2 billion at March 31, 2004. This is a decrease of $217.0 million from Budget and $63.8 million from the Mid-Year Report.

Government Debt Reconciliation (in millions of dollars)
Budget Estimate	8,395.7

Lower working capital
requirements	-198.9

Decrease in the value of
$US denominated debt
(68.06 cents to 75 cents)	-94.7

Higher withdrawal from the
Fiscal Stabilization Fund	+70.9

Other changes	+5.7

Total Change	-217.0

3rd Quarter Forecast	8,178.7

Crown corporation debt is forecast to be $3.7 billion at March 31, 2004. This is an increase of $10.9 million from Budget and $80.7 million from the Mid-Year Report.

Debt Summary
	Budget	Mid-Year	3rd Quarter	Change from
As at March 31	Estimate	Projection	Forecast	Budget	Mid-Year
	(in Millions of Dollars)
Crown Corporation Debt	$3,719.2	$3,649.4	$3,730.1	$10.9	$80.7
Government Debt	8,395.7	8,242.5	8,178.7	(217.0)	(63.8)
Total Debt	$12,114.9	$11,891.9	$11,908.8	$(206.1)	$16.9

2003-04 Third Quarter Financial Report Province of Saskatchewan General Revenue Fund Statement of Revenue
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(in Thousands of Dollars)
Corporation Capital	$363,300	$378,300	$378,300	$15,000	$0
Corporation Income	340,900	337,900	337,900	(3,000)	0
Fuel	350,400	353,200	353,200	2,800	0
Individual Income	1,275,100	1,249,600	1,249,600	(25,500)	0
Sales	851,700	851,700	851,700	0	0
Tobacco	167,100	168,300	168,300	1,200	0
Other	73,600	77,100	77,100	3,500	0
Taxes	$3,422,100	$3,416,100	$3,416,100	$(6,000)	$0

Natural Gas	$119,100	$198,000	$198,000	$78,900	$0
Oil	490,100	692,900	722,900	232,800	30,000
Potash	165,900	102,900	111,900	(54,000)	9,000
Other	41,700	42,400	37,100	(4,600)	(5,300)
Non-Renewable Resources	$816,800	$1,036,200	$1,069,900	$253,100	$33,700

Crown Investments Corporation of Saskatchewan	$200,000	$200,000	$200,000	$0	$0
Saskatchewan Liquor and Gaming Authority	346,000	346,000	351,000	5,000	5,000
Other Enterprises and Funds	54,200	56,100	54,600	400	(1,500)
Transfers from Crown Entities	$600,200	$602,100	$605,600	$5,400	$3,500

Fines, Forfeits and Penalties	$12,900	$11,300	$11,300	$(1,600)	$0
Interest, Premium, Discount and Exchange	49,700	49,700	48,100	(1,600)	(1,600)
Motor Vehicle Fees	122,200	122,200	122,200	0	0
Other Licences and Permits	42,200	42,600	46,100	3,900	3,500
Sales, Services and Service Fees	77,500	85,900	89,200	11,700	3,300
Transfers from Other Governments	14,700	18,200	18,200	3,500	0
Other	15,000	15,000	20,200	5,200	5,200
Other Revenue	$334,200	$344,900	$355,300	$21,100	$10,400
Own-Source Revenue	$5,173,300	$5,399,300	$5,446,900	$273,600	$47,600

Canada Health and Social Transfer	$687,800	$645,300	$645,300	$(42,500)	$0
Equalization Payments	172,300	7,300	7,300	(165,000)	0
Other	194,600	202,700	205,400	10,800	2,700
Transfers from the Government of Canada	$1,054,700	$855,300	$858,000	$(196,700)	$2,700
Revenue	$6,228,000	$6,254,600	$6,304,900	$76,900	$50,300

2003-04 Third Quarter Financial Report Province of Saskatchewan General Revenue Fund Statement of Expenditure
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(in Thousands of Dollars)
Executive Branch of Government
Agriculture, Food and Rural Revitalization	$251,818	$299,459	$382,466	$130,648	$83,007
Centenary Fund	29,000	29,000	29,000	0	0
Community Resources and Employment	605,963	604,963	604,000	(1,963)	(963)
Corrections and Public Safety	118,550	120,095	118,935	385	(1,160)
Culture, Youth and Recreation	43,698	50,502	50,261	6,563	(241)
Environment	139,743	198,858	180,274	40,531	(18,584)
Executive Council	7,409	7,409	7,385	(24)	(24)
Finance	39,489	39,489	39,358	(131)	(131)
- Public Service Pensions and Benefits	200,174	200,174	197,627	(2,547)	(2,547)
Government Relations and Aboriginal Affairs	190,346	192,235	187,636	(2,710)	(4,599)
Health	2,526,794	2,532,134	2,522,250	(4,544)	(9,884)
Highways and Transportation	296,192	296,192	294,376	(1,816)	(1,816)
Industry and Resources	77,541	74,681	73,681	(3,860)	(1,000)
Information Technology Office	5,365	5,365	5,365	0	0
Justice	190,947	193,045	193,556	2,609	511
Labour	14,246	14,596	13,932	(314)	(664)
Learning	1,057,155	1,054,922	1,055,738	(1,417)	816
- Teachers' Pensions and Benefits	108,261	108,261	113,261	5,000	5,000
Northern Affairs	5,519	5,519	5,519	0	0
Public Service Commission	8,554	8,810	8,688	134	(122)
Sask. Property Management Corporation	17,608	22,608	22,108	4,500	(500)
Saskatchewan Research Council	7,964	7,964	7,964	0	0

Legislative Branch of Government
Chief Electoral Officer	$811	$7,771	$7,771	$6,960	$0
Conflict of Interest Commissioner	122	122	109	(13)	(13)
Information and Privacy Commissioner	306	306	306	0	0
Legislative Assembly	18,465	18,665	18,315	(150)	(350)
Ombudsman and Children's Advocate	2,771	2,771	2,795	24	24
Provincial Auditor	5,755	5,755	5,755	0	0

Operating Expenditure	$5,970,566	$6,101,671	$6,148,431	$177,865	$46,760
Interest on the Public Debt	650,000	630,000	620,000	(30,000)	(10,000)
Expenditure	$6,620,566	$6,731,671	$6,768,431	$147,865	$36,760

2003-04 Third Quarter Financial Report Province of Saskatchewan General Revenue Fund Statement of Debt As at March 31, 2004
	Budget	Mid-Year	3rd Quarter	Change from
	Estimate	Projection	Forecast	Budget	Mid-Year
	(in Thousands of Dollars)
Gross Debt
Crown Corporation Debt
Agricultural Credit Corporation of Saskatchewan	$12,000	$19,250	$19,441	$7,441	$191
Crown Investments Corporation of Saskatchewan	24,619	--	--	(24,619)	--
Education Infrastructure Financing Corporation	70,624	58,224	74,224	3,600	16,000
Information Services Corporation of Saskatchewan	67,606	66,906	64,206	(3,400)	(2,700)
Investment Saskatchewan Incorporated	--	20,919	20,919	20,919	--
Municipal Financing Corporation of Saskatchewan	13,398	14,391	14,391	993	--
Saskatchewan Crop Insurance Corporation	105,000	180,000	172,000	67,000	(8,000)
Saskatchewan Housing Corporation	75,955	87,004	83,004	7,049	(4,000)
Saskatchewan Opportunities Corporation	154,000	159,600	156,800	2,800	(2,800)
Saskatchewan Power Corporation	2,076,259	1,982,364	2,106,782	30,523	124,418
Saskatchewan Property Management Corporation	5,500	5,500	5,500	--	--
Saskatchewan Telecommunications Holding Corporation	542,101	434,141	414,804	(127,297)	(19,337)
Saskatchewan Water Corporation	66,752	59,952	57,452	(9,300)	(2,500)
Saskatchewan Watershed Authority	500	1,000	--	(500)	(1,000)
SaskEnergy Incorporated	720,286	769,986	745,886	25,600	(24,100)
Crown Corporation Debt	$3,934,600	$3,859,237	$3,935,409	$809	$76,172
Government Debt	9,039,315	8,862,223	8,797,161	(242,154)	(65,062)
Gross Debt	$12,973,915	$12,721,460	$12,732,570	$(241,345)	$11,110

Guaranteed Debt
Crown Corporations	$6,675	$6,347	$6,347	$(328)	$--
Other	116,873	125,473	114,484	(2,389)	(10,989)
Guaranteed Debt	$123,548	$131,820	$120,831	$(2,717)	$(10,989)

Equity in Sinking Funds
Crown Corporations	$222,047	$216,111	$211,668	$(10,379)	$(4,443)
Government	760,511	745,228	732,935	(27,576)	(12,293)
Equity in Sinking Funds	$982,558	$961,339	$944,603	$(37,955)	$(16,736)
Total Debt	$12,114,905	$11,891,941	$11,908,798	$(206,107)	$16,857

Crown Corporation Debt	$3,719,228	$3,649,473	$3,730,088	$10,860	$80,615
Government Debt	8,395,677	8,242,468	8,178,710	(216,967)	(63,758)
Total Debt	$12,114,905	$11,891,941	$11,908,798	$(206,107)	$16,857